Exhibit 99.1
Media Inquiries:       312/436-4356
Investor Relations:   312/436-4125
USG CORPORATION REPORTS FIRST QUARTER 2007
NET SALES OF $1.3 BILLION AND NET EARNINGS OF $41 MILLION
•	Residential market continued to decline, reducing wallboard demand and earnings

•	Net sales and operating profit declined by $206 million and $161 million, respectively

•	Major West Coast acquisition, wallboard plant announced

•	Balance sheet strengthened by new equity, debt reduction
     CHICAGO, April 24, 2007 — USG Corporation (NYSE:USG), a leading building products company, today reported first quarter 2007 net sales of $1.3 billion and net earnings of $41 million. Diluted earnings per share for the first quarter were $0.45 based on 91.7 million average diluted shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.5 billion and a net loss of $141 million, or $2.44 per share based on 57.8 million average diluted shares outstanding.
     “During the first quarter, housing construction activity was substantially below the strong levels experienced a year earlier, continuing a trend that began in the middle of 2006,” said William C. Foote, Chairman and CEO. “As we anticipated, this has led to lower first quarter sales and earnings. Per our plans, we have responded to the lower level of demand for our products by balancing wallboard production volumes and pricing in an effort to maximize
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profitability. We have also made significant adjustments to our manufacturing capacity. We expect the market to remain weak for the balance of this year and will continue adjusting our operations as conditions warrant.
     “Despite this challenging market, we took some significant steps to build the long-term value of USG,” added Foote. “We announced two initiatives that will extend USG’s leadership in the Western United States. We completed the acquisition of California Wholesale Material Supply, Inc. (CALPLY), a building materials distribution company with about $600 million in sales, and announced plans to build a low-cost gypsum wallboard plant in Stockton, California. We continued to grow in areas other than wallboard, such as in our finishes and ceilings businesses, and outside of the U.S. as well. In addition, USG Mexico, S.A. de C.V. will complete its third wallboard facility in Tecoman, Colima later this year and recently purchased a plaster business that will greatly expand its market share. USG Mexico has been one of our fastest-growing businesses over the past decade.
     “To support these growth initiatives and provide us with additional financial flexibility, we also completed an equity offering that generated approximately $422 million in net proceeds. The net proceeds from the offering were used to fund some of our recent acquisitions and for general corporate purposes,” continued Foote. “The equity offering, in combination with the receipt of our tax refund, allowed us to further strengthen our balance sheet by paying down $1.265 billion of debt since December 31, 2006.
     “Putting this into perspective, we are experiencing all of the effects of a typical industry downturn, namely lower volumes, prices and profitability. We anticipated difficult market conditions and are prepared to manage through this cycle by leveraging USG’s many strengths.
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These strengths include our excellent customer relationships, strong brand names, low-cost manufacturing operations and our rapidly growing specialty distribution platform. I am confident that when we emerge from this cycle, we will be even better positioned for long-term growth than when we entered,” concluded Foote.
     First quarter 2007 results included a $10 million pretax charge ($6 million after-tax, or $0.07 per share) to write off deferred financing fees related primarily to the previously announced early repayment of a tax bridge loan. Results in the quarter also included a $6.6 million favorable tax adjustment, or $0.07 per share, resulting from a correction of the deferred tax balances at December 31, 2006. The first quarter 2006 loss included an after-tax charge of $300 million, or $5.19 per share, for post-petition interest and fees paid under USG’s plan of reorganization.
Business Outlook
     So far this year, the housing market has not exhibited any meaningful signs of recovery. The downturn in new residential construction is likely to continue throughout 2007. The corporation expects low single-digit growth in the residential repair and remodel and non-residential markets this year, although the growth in these segments will not be sufficient to significantly offset the effects of lower demand for wallboard from the new residential construction market. Overall, the corporation expects industry demand for gypsum wallboard in 2007 to be down about 10 percent from last year. Industry capacity utilization rates are expected to be close to 80 percent for the year unless the industry closes manufacturing capacity. At these levels of capacity utilization, the company expects to see continued pressure on wallboard selling prices.
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USG CORPORATION 2007 REPORTS FIRST QUARTER/4
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded first quarter 2007 net sales of $757 million compared with $931 million reported in the first quarter of 2006. Operating profit fell by $118 million to $93 million.
     United States Gypsum Company realized first quarter 2007 net sales of $661 million and operating profit of $81 million. Net sales declined by $173 million, or 21 percent, and operating profit dropped $108 million, or 57 percent, compared with the record results reported in the first quarter of 2006. The decline in net sales was attributable to lower gypsum wallboard shipments and selling prices. Operating profit was adversely affected by higher wastepaper and other raw material costs and the unfavorable effects of lower gypsum wallboard production levels. Gypsum wallboard unit costs were up 10 percent versus last year’s first quarter.
     U.S. Gypsum shipped 2.19 billion square feet of Sheetrock® brand gypsum wallboard during the first quarter of 2007, a 26 percent decline from the 2.96 billion square feet of wallboard shipped in last year’s record first quarter. U.S. Gypsum’s wallboard plants operated at 75 percent of capacity during the quarter, compared with a 99 percent capacity utilization rate for the same period a year ago. During the quarter, U.S. Gypsum’s nationwide average realized price of gypsum wallboard declined to $164.12 per thousand square feet compared to $181.75 in the fourth quarter last year. Prices trended downward throughout the quarter and remain under pressure. Throughout this cycle, U.S. Gypsum intends to focus on maximizing profitability by balancing its gypsum wallboard volume and selling prices.
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     During the first quarter of 2007, the company’s complementary product lines, which include market leading Sheetrock brand joint compound, Durock® brand cement board, Fiberock® brand gypsum fiber panels and industrial gypsum products, reported improved pricing versus the same period a year ago. Benefits from these results were partially offset by higher manufacturing costs and lower shipments of Sheetrock Brand joint compound.
     The gypsum division of Canada-based CGC Inc. reported first quarter 2007 net sales of $77 million and operating profit of $6 million. Net sales declined by $9 million, or 10 percent, while operating profit fell by half, compared to the first quarter of 2006. The decline in net sales during the quarter was largely due to lower shipments of Sheetrock brand gypsum wallboard, particularly to the United States. Operating profit was adversely affected by higher wastepaper and other raw material costs and the unfavorable effects of lower gypsum wallboard production levels.
     USG Mexico, S.A. de C.V., USG’s Mexico-based gypsum business, reported first quarter 2007 net sales of $43 million, the same level achieved a year ago. Operating profit declined $1 million to $7 million compared with the same period last year, due largely to higher raw material costs. During the first quarter of 2007, USG Mexico purchased the assets of Grupo Supremo, a construction plaster company located in the central north region of Mexico. The acquisition will significantly improve its construction plaster market share in Mexico.
Building Products Distribution
     L&W Supply Corporation, USG’s building products distribution business, reported first quarter 2007 net sales of $504 million, a decline of $100 million, or 17 percent, versus the first quarter of 2006. Operating profit fell to $26 million from $53 million reported in last year’s first
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quarter. These results reflect lower shipments for gypsum wallboard and complementary building products, such as drywall metal, joint compound and insulation.
     During the quarter, overall sales of complementary products fell much less than gypsum wallboard sales, and ceilings products sales rose versus the same period last year. Gypsum wallboard shipments declined by 24 percent, while sales of other products were down 6 percent, compared with last year’s first quarter. On a same-location basis, net sales for the first quarter of 2007 decreased 20 percent compared with the prior year’s first quarter. On March 30, 2007, L&W acquired CALPLY, with 30 locations in seven Western states and Mexico.
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported first quarter net sales of $197 million, an increase of $11 million, compared with the first quarter of 2006. This improvement is largely attributable to an increase in net sales at USG International. Operating profit in the first quarter of 2007 declined $6 million to $14 million.
     USG’s domestic ceilings business, USG Interiors, Inc., reported net sales and operating profit of $125 million and $8 million, respectively. This compared with net sales of $127 million and operating profit of $14 million in the first quarter of 2006. The decline in net sales was primarily attributable to lower ceiling tile shipments, especially to the retail channel, and product mix. The decline in operating profit reflects the change in product mix and higher raw material costs, particularly for steel used in the production of DONN® Brand ceiling grid. During the quarter, the company raised selling prices for ceiling tile and grid, but this only recovered a portion of the higher costs.
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     USG International reported net sales of $69 million in the first quarter of 2007 compared with $54 million reported in the same period a year earlier. Operating profit was $4 million in the first quarter of 2007, an increase of $1 million over last year’s first quarter. These results primarily reflected improved performance in the European region and the favorable effects of currency translation. The ceilings division of CGC Inc. reported net sales of $15 million and $2 million in operating profit. Net sales were $16 million and operating profit was $3 million for the same period a year ago.
Other Consolidated Information
     First quarter 2007 selling and administrative expenses totaled $117 million, an increase of $18 million, or 18 percent, year-over-year. Expenses were higher in the 2007 period due primarily to increased levels of compensation and benefits, costs associated with the corporation’s move to new corporate offices, and funding for marketing and growth initiatives.
     Interest expense of $44 million for the first quarter of 2007 included a $10 million pretax charge to write off deferred financing fees. The financing fees were related primarily to the corporation’s $1.065 billion tax bridge loan that was repaid in March 2007. The loan was paid with the $1.057 billion federal tax refund received as a result of tax deductions generated by payments made to the asbestos trust in 2006 and cash on hand. Interest expense of $486 million in the first quarter of 2006 included post-petition interest and fees of $484 million related to pre-petition obligations.
     As of March 31, 2007, USG had $411 million of cash and cash equivalents on a consolidated basis. This compared with $565 million reported on December 31, 2006. Capital expenditures in the first quarter of 2007 were $111 million, compared with $52 million in the
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corresponding 2006 period. The increased level of capital spending is associated with strategic investments to modernize and expand gypsum wallboard capacity and complementary product lines, including the previously announced gypsum wallboard plant at Washingtonville, Pennsylvania, a new ship that will carry gypsum rock to company wallboard plants along the Eastern seaboard, and the conversion of a paper mill to make gypsum liner.
     The corporation repaid $200 million of outstanding term loan borrowings in the first quarter of 2007. Total debt amounted to $1.239 billion as of March 31, 2007 compared with $2.504 billion as of December 31, 2006.
     In March 2007, USG completed a public offering of 9,063,373 shares of its common stock at a price of $48.60 per share. The net proceeds of the offering, approximately $422 million, were used to pay the purchase price for the CALPLY acquisition and for general corporate purposes.
     A conference call is being held today at 9:00 A.M. Central Time (10:00 A.M. Eastern) during which USG senior management will discuss the corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 17529962. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available for five days. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 17529962.
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     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, USG serves the residential and residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions, such as price and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; loss of one or more major customers; capacity utilization rates; capital markets conditions and the availability of borrowings under our credit agreement; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to payments that we made in connection with our recently completed bankruptcy proceedings; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this release.

USG CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in millions except per share data)
(Unaudited)

	Three Months
	ended March 31,
	2007	2006
Net sales	$1,259	$1,465
Cost of products sold	1,047	1,108

Gross profit	212	357
Selling and administrative expenses	117	99
Chapter 11 reorganization expenses	—	2

Operating profit	95	256
Interest expense	44	486
Interest income	(8)	(3)

Earnings (loss) before income taxes	59	(227)
Income tax expense (benefit)	18	(86)

Net earnings (loss)	41	(141)

Earnings (loss) per common share:
Basic	0.45	(2.44)
Diluted	0.45	(2.44)

Average common shares *	91,376,178	57,772,106
Average diluted common shares *	91,664,897	57,772,106

Other Information:
Depreciation, depletion and amortization	48	33
Capital expenditures	111	52

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

Average common shares and average diluted common shares outstanding for the first quarter of 2007 reflect the impact of the March 2007 equity offering.

Average common shares and average diluted common shares outstanding for the first quarter of 2006 were restated to reflect the effect of the rights offering that concluded in July 2006.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months
	ended March 31,
	2007	2006
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$661	$834
CGC Inc. (gypsum)	77	86
USG Mexico, S.A. de C.V.	43	43
Other subsidiaries*	17	21
Eliminations	(41)	(53)

Total	757	931

Building Products Distribution:
L&W Supply Corporation	504	604

Worldwide Ceilings:
USG Interiors, Inc.	125	127
USG International	69	54
CGC Inc. (ceilings)	15	16
Eliminations	(12)	(11)

Total	197	186

Eliminations	(199)	(256)

Total USG Corporation	1,259	1,465

Operating Profit:

North American Gypsum:
U.S. Gypsum Company	81	189
CGC Inc. (gypsum)	6	12
USG Mexico, S.A. de C.V.	7	8
Other subsidiaries*	(1)	2

Total	93	211

Building Products Distribution:
L&W Supply Corporation	26	53

Worldwide Ceilings:
USG Interiors, Inc.	8	14
USG International	4	3
CGC Inc. (ceilings)	2	3

Total	14	20

Corporate	(39)	(28)
Eliminations	1	2
Chapter 11 reorganization expenses	—	(2)

Total USG Corporation	95	256

*	Includes Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$411	$565
Restricted cash	—	6
Receivables (net of reserves — $19 and $16)	604	448
Inventories	380	348
Income taxes receivable	28	1,102
Deferred income taxes	119	169
Other current assets	82	69

Total current assets	1,624	2,707

Property, plant and equipment (net of accumulated depreciation and depletion — $1,141 and $1,108)	2,295	2,210
Deferred income taxes	216	187
Goodwill	357	154
Other assets	98	107

Total Assets	4,590	5,365

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	364	303
Accrued expenses	280	358
Short-term debt	—	1,065
Income taxes payable	8	38

Total current liabilities	652	1,764

Long-term debt	1,239	1,439
Deferred income taxes	10	11
Other liabilities	659	617

Commitments and contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	10	9
Treasury stock	(208)	(208)
Capital received in excess of par value	2,608	2,176
Accumulated other comprehensive loss	(112)	(136)
Retained earnings (deficit)	(268)	(307)

Total stockholders’ equity	2,030	1,534

Total Liabilities and Stockholders’ Equity	4,590	5,365